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                                                                   EXHIBIT 10.13
                               SERVICES AGREEMENT

     THIS SERVICES AGREEMENT (this "Agreement") is made as of the 1st day of August, 1997, by and between PHYSICIAN HEALTHCARE PLAN OF NEW JERSEY, INC., a New Jersey corporation ("PHPNJ"), and THE PACE GROUP, INC., a Texas corporation ("Pace").

     RECITALS: PHPNJ is engaged in the business of operating a physician health maintenance organization in the State of New Jersey known as the "Physician Healthcare Plan of New Jersey". Pace is a provider of management and consulting services to, among other, health maintenance organizations. Since December 1996, Pace has been providing such services to PHPNJ through a contract with a company providing management services to PHPNJ. PHPNJ has entered into that certain Assignment and Transfer Agreement dated as of June 26, 1997 (the "Assignment") by and among PHPNJ, Medigroup of New Jersey, Inc. ("Medigroup"), Medigroup, Inc. and Blue Cross and Blue Shield of New Jersey, Inc. Pursuant to the Assignment, PHPNJ has agreed to assign and transfer its right, title and interest in and to certain contracts to Medigroup. PHPNJ has also entered into that certain Management Services Agreement dated as of June 26, 1997 (the "Management Agreement"), by and between PHPNJ and Medigroup pursuant to which Medigroup has agreed to provide certain management services to PHPNJ for a temporary period. As a result of the Assignment and the Management Agreement, PHPNJ requires the assistance of Pace with certain transition activities. To that end, PHPNJ wishes to engage Pace, and Pace is willing, to provide services in support of the Transition Activities on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pace and PHPNJ agree as follows:

     1. Engagement of Pace. PHPNJ hereby engages Pace, and Pace hereby agrees, to provide the services (the "Services") described on Exhibit A attached hereto and made a part hereof on the terms and conditions set forth below. Pace shall report to the Chairman of the Board of PHPNJ or other representative designated from time to time by the Board of Directors of PHPNJ.

     2. Pace Personnel. In providing the Services, Pace intends to utilize the services of the personnel described in Section 3(b) below (the "Pace Personnel"). The Pace Personnel will be compensated by Pace and will not be, or be deemed or considered to be, employees or independent contractors of PHPNJ, or joint employees or independent contractors of Pace and/or PHPNJ, for any purpose. In the event that PHPNJ determines that the job performance of any of the Pace Personnel is deficient. PHPNJ
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may notify Pace of the nature of such job performance deficiency, and Pace shall have ten (10) days from the date of such notice to replace such Pace Personnel.

     3.   Compensation

          (a) PHPNJ shall pay Pace a monthly retainer of $20,000 (the "Monthly Retainer") by the fifth (5th) day of each month. Pace shall apply the Monthly Retainer against any amounts billed by Pace for services provided by the Pace Personnel during the preceding month. Such services will be billed at the rates set forth in Section 3(b) below. To the extent that the Monthly Retainer exceeds the amounts billed, such excess will be applied toward the next month's Monthly Retainer. PHPNJ shall pay any amounts billed in excess of the Monthly Retainer monthly, upon receipt of an invoice from Pace.

          (b) The Pace Personnel shall consist of the following persons, who will be billed at the rates set forth next to their names:

               Karen Brayer             $250.00 per hour
               Barry Massey             $200.00 per hour

and of certain administrative support personnel, who will be billed at $30.00 per hour.

          (c) Pace shall bill PHPNJ monthly for Pace's reasonable out-of-pocket expenses incurred in providing the Services (the "Expenses"). Upon receipt of Pace's invoice, PHPNJ shall reimburse Pace for the Expenses. The Expenses will include, without limitation, airfare (coach class), lodging, transportation, telephone charges, facsimile, copying, mailing, postage, meals, parking and mileage.

     4. Confidentiality. Pace may have access to certain information of a proprietary and confidential nature belonging or pertaining to PHPNJ and/or its operations (the "Confidential Information"). Pace shall maintain the Confidential Information in strictest confidence and shall restrict access and dissemination of the Confidential Information to solely those of its shareholders, partners, officers, directors, employees, independent contractors or agents ("Agents") who reasonably have a need to know such information for the purpose of providing the Services. Otherwise, Pace shall not disclose or reveal the Confidential Information to any person or entity for any purpose; provided, however, that Confidential Information may be disclosed or used to the extent required by Applicable Law or generally and lawfully available to the public. Pace shall take all necessary and proper precautions against disclosure of any Confidential Information by any of its Agents in violation of this Agreement. Pace hereby waives any and all right, title and interest in and to the Confidential Information and will return, and cause its Related Parties to return, all copies of such Confidential Information to PHPNJ upon the expiration or termination of this Agreement for any
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reason. This Section shall survive the expiration or termination of this
Agreement for any reason.

     5. Term and Termination. The term of this Agreement shall commence on August 1, 1997, and, unless terminated sooner pursuant to this Agreement, shall expire at such time as PHPNJ shall request. Either party may terminate this Agreement upon ten (10) days prior written notice to the other party if the other party fails to perform any of its obligations hereunder and such failure continues for a period of thirty (30) days after written notice thereof (which notice shall describe with particularity the default).

     6. Arbitration. Any dispute between the parties arising under this Agreement will be arbitrated in Lawrenceville, New Jersey, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by one arbitrator, to be selected, in good faith, by the parties. In the event the parties cannot agree upon an arbitrator, each party shall name one arbitrator, and the arbitrators so named shall jointly select a third arbitrator, who will conduct the arbitration. The award of the arbitrator shall be final and the binding upon the parties, and judgment may be entered thereon upon the application of any party in any court of competent jurisdiction. The parties shall bear their own costs of arbitration and shall share equally in the cost of the arbitrator conducting the arbitration. The provisions of this Section shall survive the termination or expiration of this Agreement for any reason.

     7. Notices. All notices hereunder shall be in writing and shall be deemed given when hand delivered, sent by overnight courier that provides confirmation of delivery, telefaxed with voice confirmation and receipt confirmed, or deposited in the United States mail, certified mail, return receipt requested, postage prepaid, addressed as follows:

         To PHPNJ, at:  Physician Healthcare of New Jersey, Inc.
                        385 South Maple Avenue
                        Ridgewood, New Jersey 07450
                        Attn:  Joseph D. Billotti, M.D.
                               Chairman of the Board

         To Pace, at:   The Pace Group, Inc.
                        12160 Abrams Road
                        Suite 409
                        Dallas, Texas 75243
                        Attn:  Karen Brayer

or to such other address or to such other person as may be designated by notice given from time to time by one party to the other.

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     8.   Miscellaneous.  In the event that any provision of this Agreement is for any reason held to be invalid, illegal or enforceable, in whole or in part or in any respect, then such provision only shall be deemed null and void and shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. The headings used herein are for convenience only. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which taken together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties regarding the subject matter hereof and completely and fully supersedes any and all other prior agreements, both written and oral, between the parties relating to the subject matter hereof. This Agreement cannot be modified except in writing signed by both parties. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without reference to its conflict of laws rules. This Agreement shall inure to the benefit of and shall be binding on Pace and PHPNJ and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other party hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE PACE GROUP, INC.                         PHYSICIAN HEALTHCARE PLAN OF
                                             NEW JERSEY, INC.




By:  /s/ Karen A. Brayer                     By:  /s/ Joseph D. Billotti, M.D.
    ------------------------                     -----------------------------
     Name:  Karen A. Brayer                       Joseph D. Billotti, M.D.
     Title: Vice President                        Chairman of the Board
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                                                                       EXHIBIT A

                                    SERVICES

Pace shall provide the following services to PHPNJ, including, but not limited to:

1. Preparing and coordinating PHPNJ corporate, shareholder and provider communications and meetings (including, without limitation, preparing and mailing notices and other communications to shareholders, providers and the Board of Directors of PHPNJ, preparing minutes, providing supplies, etc.)

2. Preparing and coordinating response to stock redemption requests with counsel to PHPNJ and the Board of Directors of PHPNJ and otherwise responding to shareholder communications after consultation with the Chairman of PHPNJ.

3. Coordinating, reviewing and assisting with the preparation of proxies and other Securities Exchange Commission filings, including, without limitation, providing/preparing financial data necessary for disclosure in such filings and preparing and delivering any notices required.

4. Coordinating transition requirements of the New Jersey Department of Banking and Insurance and the New Jersey Department of Health and Senior Services, including, preparing and filing any reports required and coordinating the establishment of claims reserves and the surrender of PHPNJ's Certificate of Authority.

5. Monitoring and enforcing (at the direction of PHPNJ) Medigroup's compliance with the Management Agreement and the performance standards set forth therein, including, without limitation, reviewing accounts payable.

6. Preparing/providing financial data necessary for tax returns and coordinating their filing with Ernst & Young.

7. Coordinating, reviewing and assisting with the preparation of PHPNJ's second quarter financial report to the New Jersey state regulatory authorities, including, but not limited to, the following activities: (i) reviewing and adjusting the financial information, (ii) drafting a section on management discussion and analysis, and (iii) coordinating a legal review thereof.

8. Coordinating the investment of PHPNJ's funds in accordance with the policies of PHPNJ's Board of Directors.


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                                                                       EXHIBIT A

9. Coordinating marketing activities, including contacting brokers regarding new and existing business.

10. Preparing plan of liquidation of PHPNJ and coordinating and arranging for the liquidation of the furniture, equipment and other assets of PHPNJ.

11. Such other services as PHP may reasonably request.

To the extent possible, Pace shall provide the Services from their offices in Dallas, Texas; however, the Pace Personnel shall be available for on-site meetings as needed. To the extent permitted by applicable law, all corporate books and records of PHPNJ, except for daily operational items, shall be stored at Pace's offices in Dallas, Texas. All PHPNJ shareholder inquiries shall be forwarded to Pace and handled by the Pace Personnel in Dallas, Texas.